Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN ANNOUNCES COMPLETION OF ICO ACQUISITION
•	ICO, Inc. stockholders approve transaction at special meeting
•	Acquisition furthers A. Schulman’s global growth in rotomolding and masterbatch markets
•	Expands manufacturing footprint in Latin America and Australia; strengthens established positions in North America, Europe and Asia
•	Total consideration of $105 million in cash and 5.1 million shares of A. Schulman common stock
AKRON, Ohio — April 30, 2010 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that it has completed its acquisition of ICO, Inc., following the approval of the ICO stockholders at a special meeting on April 28, 2010. The transaction, first announced on December 2, 2009, provides for total consideration of $105 million in cash and 5.1 million shares of A. Schulman common stock. For each ICO share, ICO stockholders will receive approximately $3.64 in cash and 0.18 share of A. Schulman common stock.
ICO is a global manufacturer of specialty resins and concentrates for rotomolding, and provides specialty polymer services, including size reduction, compounding and other related services. Its products are used to manufacture plastic bags and films, household products, toys, water tanks and other rotational molding applications. ICO reported annual revenues of $300 million for the year ended September 30, 2009.
“The acquisition of ICO is an opportunity for A. Schulman to expand its presence globally as we pursue our strategic objective of being a leading manufacturer in both the masterbatch and rotomolding markets,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “We have been impressed with ICO’s people and the capabilities of its organization. The combination will increase our talent base significantly. Our businesses are highly complementary and we expect a quick and seamless integration. The transaction will strengthen our ability to serve customers because it will expand our product offerings, broaden our global reach and allow us to share technology and product development. As a result, it will provide our strategic suppliers and partners additional opportunities as well. Our stockholders will benefit as A. Schulman becomes a stronger player in its target markets with an enhanced ability for value creation. As previously stated, we expect the acquisition to generate approximately $15 million in annual synergies by fiscal 2012. This does not include any additional expected manufacturing and sales synergies generated after the two companies are fully integrated.”
With the addition of ICO’s operations, A. Schulman will strengthen its presence in the U.S. masterbatch market, gain plants in the high-growth markets of Brazil and Malaysia and add facilities in Australia. The acquisition also will allow A. Schulman to expand its presence in Europe by adding rotomolding and size reduction to its capabilities and further leveraging its existing facilities serving high-growth markets such as Poland, Hungary and Sweden.
Conference Call on the Web
A. Schulman will be hosting a conference call regarding the acquisition of ICO, Inc. A live Internet broadcast of the conference call can be accessed at 9 a.m. Eastern time on Tuesday, May 4, 2010, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,000 people and has 17 manufacturing facilities in North America, Europe and Asia. Revenues for the fiscal year ended August 31, 2009, were $1.3 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown;

•	The performance of the global auto market;

•	The global financial market turbulence; and

•	The global or regional economic slowdown or recession.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
SHLM_CN_MB_RM
Contact information:

Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

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